RALCORP HOLDINGS, INC.
                  Deferred Compensation Plan for Key Employees
                          (Effective: December 1, 2002)

                              1. General Provisions

1.1   Purpose of Plan

      The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by providing a supplemental retirement program to attract, retain and motivate a select group of key employees who make important contributions to the success of the Company.

1.2   Definitions

      (a) "Acquiring Person" means any person or group of Affiliates or Associates who is or becomes the beneficial owner, directly or indirectly, of 20% or more of the outstanding Stock.

      (b) "Affiliate" or "Associate" shall have the meanings set forth as of March 1, 1994 in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

      (c) "Beneficiary" means the person or persons (including legal entities) who have been designated in accordance with Section 3.2 hereof to receive benefits under this Plan following a Participant's death.

      (d) "Change in Control" means the time when (i) any person, either individually or together with such person's Affiliates or Associates, shall have become the beneficial owner, directly or indirectly, of at least 50% of the outstanding Stock and there shall have been a public announcement of such occurrence by the Company or such person or (ii) individuals who shall qualify as Continuing Directors shall have ceased for any reason to constitute at least a majority of the Board of Directors of Ralcorp Holdings, Inc.; provided, however, that in the case of either clause (i) or clause
            (ii), a Change in Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of such Board of Directors.

      (e) "Committee" means the Nominating and Compensation Committee of the Board of Directors of Ralcorp Holdings, Inc. or any successor to such Committee.

      (f) "Company" means Ralcorp Holdings, Inc. and its subsidiaries and affiliates.

      (g) "Compensation" means all or any part of any cash or other consideration to be paid to an Employee for services rendered or to be rendered to the Company.

      (h) "Continuing Director" means any member of the Board of Directors of Ralcorp Holdings, Inc., while such person is a member of such Board, who is not an Affiliate or Associate of an Acquiring Person or of any such Acquiring Person's Affiliate or Associate and was a member of such Board prior to the time when such Acquiring Person became an Acquiring Person, and any successor of a Continuing Director, while such successor is a member of such Board, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person or a representative or nominee of an Acquiring Person or of any Affiliate or Associate


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            of such Acquiring Person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

      (i) "Human Resources Department" means the Human Resources Department of Ralcorp Holdings, Inc. or any successor department or individual performing the same functions.

      (j) "Date of Crediting" means, with respect to any Compensation deferred pursuant to the Plan, as soon as administratively practicable after the end of the month in which such Compensation would otherwise be paid to a Participant, provided, however, with respect to the deferral of special, not annual, bonuses which are not paid at the same time as annual bonuses and which are deferred pursuant to the Plan, Date of Crediting shall mean the date on which such Compensation would otherwise be paid to a Participant.

      (k)   "Employee" means any regular employee of the Company.

      (l) "Market Value" means, in the case of Stock, the closing price as reported by the New York Stock Exchange - Composite Transactions on the date in question, or, if the Stock is not quoted on such composite tape or if such Stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Stock is listed, or if the Stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of the Stock during the ten (10) days immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of the Stock as determined by a majority of the Continuing Directors in good faith.

      (m)   "Participant" means any Employee who participates in the Plan.

      (n)   "Plan" means the Deferred Compensation Plan for Key Employees.

      (o) "Retirement" means an Employee's voluntary or involuntary termination of employment with the Company following attainment of age 55.

      (p) "Stock" means the Company's $.01 par value common stock or any such other security outstanding upon the reclassification of the Company's common stock, including, without limitation, any Stock split-up, Stock dividend, or other distributions of stock in respect of Stock, or any reverse Stock split-up, or recapitalization of the Company or any merger or consolidation of the Company with any Affiliate, or any other transaction, whether or not with or into or otherwise involving an Acquiring Person.

      (q) "Termination for Cause" means a Participant's termination of employment with the Company because the Participant willfully engaged in gross misconduct; provided, however, that a "Termination for Cause" shall not include a termination attributable to:

            (i) poor work performance, bad judgment or negligence on the part of the Participant; or


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            (ii)  an act or omission reasonably believed by the Participant in good faith to have been in or not opposed to the best interests of his employer and reasonably believed by the Participant to be lawful.

      (r)   "Year" means calendar year unless otherwise specified.

1.3   Eligibility and Participation

      Any Employee who is entitled to Compensation, and who is permitted to request the deferral of such Compensation by the Committee, is eligible to participate in the Plan. An eligible Employee becomes a Participant in this Plan upon the effective date of an agreement executed by the parties pursuant to Section 2.1(c).

1.4   Administration of the Plan

      The Committee shall administer the Plan and, in connection therewith, shall have full power and sole discretion to designate or approve Employees eligible to participate in the Plan; to designate types of Compensation which may be deferred; to approve or disapprove eligible Employees' requests for deferral in any option; to impose on any deferral any terms and conditions in addition to those set forth in the Plan; to construe and interpret the Plan; to establish rules and regulations; to delegate responsibilities to others to assist it in administering the Plan or performing any responsibilities hereunder; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan.

1.5   Power to Amend

      The power to amend, modify or terminate this Plan at any time is reserved to the Committee except that the Chief Executive Officer of the Company may make amendments to resolve ambiguities, supply omissions and cure defects, any amendments deemed necessary or desirable to comply with federal tax law or regulations to avoid loss of qualification or adverse tax consequences, and any other amendments deemed necessary or desirable, which shall be reported to the Committee. Notwithstanding the foregoing, no amendment, modification or termination which would reasonably be considered to be adverse to a Participant or Beneficiary may apply to or affect the terms of any deferral of Compensation prior to the effective date of such amendment, modification or termination, without the consent of the Participant or Beneficiary affected thereby.

                               2. Deferral Options

2.1   Terms and Conditions

            (a) Deferral options available - The options for deferral of Compensation offered under this Plan shall consist of the Equity Option, the Short Term Variable Interest Option and such other options as the Committee may from time to time determine.

            Effective February 1, 2000, deferrals into a Company Master Account in the following funds managed by the Vanguard Group of investment companies will be available as other options. These funds are:

                  Vanguard Extended Market Index Fund


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                  Vanguard 500 Index Fund
                  Vanguard Small-Cap Index Fund
                  Vanguard Total International Stock Index Fund
                  Vanguard Total Bond Market Index Fund
                  Vanguard Prime Money Market Fund

            Prior to commencement of employment, or with regard to existing Employees, on or before December 31st of the Year prior to the Year in which any such Compensation will be earned, an eligible Employee may request in writing that the Committee approve a deferral into any single deferral option provided under this Plan, or any combination thereof. If an Employee does not select one or more options for the deferral, the default investment option will be the Vanguard Prime Money Market Fund. The Committee, in its sole discretion, may permit amounts deferred by an eligible Employee pursuant to any other deferred compensation program of the Company to be converted into any deferral option provided under this Plan. Participants in this Plan shall be permitted daily, in such manner and at such time as may be determined by the Committee, to transfer from one of the Vanguard Funds after February 1, 2000, to any other Vanguard account available under this Plan. All transfers shall be made at the daily valuation determined by Vanguard at the close of the stock market.

            Amounts in the Equity Option may be transferred to any of the Vanguard Funds upon request to the Employee Benefits Department at any time. Prior to January 2, 2001, Company Matching Deferrals may not be transferred from the Stock Equivalent Account to which they were originally credited while a Participant is an active Employee of the Company. Effective on January2, 2001, for a period of two years a Participant may transfer all or part of the balance in the Stock Equivalent Account or the Company Matching Deferral Account to any of the other deferral options under the plan. After the two year period ends, any remaining balance in the Stock Equivalent Account or the Company Matching Deferral Account shall be held in the respective account until the Participant terminates or retires, or receives a distribution under the plan from a deferral initially made with a payment date at least three years from the date of deferral. The valuation of the Ralcorp Stock Fund shall be made daily as determined on a unit basis by Vanguard.

      (b) Source of terms and conditions - Any deferral under the Plan shall be subject to the provisions of the Plan, any other conditions imposed by law, and the terms of any award of Compensation. Approval of a deferral of Compensation shall in no event constitute a waiver by the Company of any conditions to the receipt of such Compensation.

      (c) Written agreement - Every deferral that is approved by the Committee shall be made pursuant to a written agreement signed by the Participant and the Company. Any modifications or amendments to such agreement shall also be in writing, signed by the parties. In the event of any conflict or inconsistency between the terms of such written agreement and the terms of the Plan, such written agreement shall control.


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2.2   Equity Option

      (a) Stock equivalents - Upon approval of a deferral in the Equity Option, a "Deferred Stock Equivalent Account" shall be established in the Participant's name. Stock equivalents and fractions thereof shall be credited to such Deferred Stock Equivalent Account in an amount determined by dividing the amount of Compensation to be deferred under this option by the Market Value of the Stock on the Date of Crediting. Upon the occurrence of any of the events described in Section IV of the Ralcorp Holdings, Inc. Incentive Stock Plan, the number of Stock equivalents in each Deferred Stock Equivalent Account shall be adjusted accordingly. Effective on January 2, 2001, each Participant shall have the option to transfer all or part of such account balance to any of the Vanguard investment funds during a period of two years from such date. Any balance remaining at the end of such period shall be restricted to the Deferrred Stock Equivalent Account until the Participant terminates, retires or receives a distribution elected at the time of deferral for a future date.

      (b) Company Matching Deferral - The Committee may determine that the additional matching deferral described in this subparagraph (b) shall be made with respect to Participant deferrals in any specific fiscal year of the Company. Absent such determination with respect to any such fiscal year deferrals, no Participant shall be entitled to the additional matching deferrals described herein. Upon such determination by the Committee and upon a deferral into the Equity Option and the associated crediting of Stock equivalents to a Participant's Deferred Stock Equivalent Account, the Company shall credit such Deferred Stock Equivalent Account, on the same Date of Crediting, with additional Stock equivalents equal to a percentage (as determined by the Committee) of the Compensation being deferred at that time into such Deferred Stock Equivalent Account divided by the Market Value of the Stock on the Date of Crediting. Such additionally credited Stock equivalents, and all dividend equivalents associated therewith, are hereinafter referred to as "Company Matching Deferrals". A Company Matching Deferral shall not vest until a Participant has been employed by the Company for a period of at least five years following the relevant Date of Crediting with respect to such Company Matching Deferral, and additionally for deferrals made after January 1, 2000, the Participant must maintain the Employee Deferral in the Equity Option for five years after the Date of Crediting to vest the related Company Matching Deferral. All non-vested Company Matching Deferrals shall be forfeited upon a Participant's termination of employment with the Company; provided, however, if a Participant's termination of employment is by reason of Retirement, 20% of a Participant's otherwise non-vested Company Matching Deferrals shall be deemed vested for each full year of the Participant's employment with the Company following deferral.

            Notwithstanding the above, all vested Company Matching Deferrals shall also be forfeited upon a Participant's Termination for Cause or voluntary termination of employment prior to attaining age 55, unless, in the case of a voluntary termination, such termination was previously approved by the Chief Executive Officer of the Company. In addition, if at any time within two years after a Participant's termination of employment prior to age 55, the Committee


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            determines that the Participant has engaged in competition with the
            Company, the Participant's right to the Company Matching Deferrals shall be forfeited and the Participant shall promptly, upon written demand by the Company, remit all Company Matching Deferrals paid to him or her upon termination to the Company. The determination that a Participant is engaging in competition with the Company shall be made by the Committee in its sole and absolute discretion. In exercising its discretion, the Committee shall consider, among other factors, the nature of the competitive activity, the potential harm to the Company which may result from the competitive activity, the Participant's ability to find non-competitive employment and the Participant's financial need. Upon request, the Committee shall advise a Participant whether it deems an activity in which the Participant proposes to engage to be a competitive activity. Notwithstanding the above, however, upon a Change in Control there will be no forfeiting of Company Matching Deferrals in the event of a Participant's engaging in competition with the Company. Notwithstanding anything else contained herein, in the event of a Change in Control, Company Matching Deferrals shall vest in their entirety and shall not be subject to forfeiture.

            All existing Company Matching Deferral Accounts shall be fully vested as of January 2, 2001, and shall be subject to transfer in whole or part to any of the Vanguard investment funds during a period of two years from that date. Any balance remaining at the end of such period shall be restricted to the Company Matching Deferral Account until the Participant terminates or retires.

      (c) Time of crediting - Deferrals in Stock equivalents shall be credited to a Participant's Deferred Stock Equivalent Account on the Date of Crediting.

      (d) Dividend Equivalents - To the extent dividends on Stock are paid, dividend equivalents and fractions thereof with respect to the stock equivalents and fractions thereof in a Participant's Deferred Stock Equivalent Account shall be awarded, converted to additional Stock equivalents and credited to the appropriate Deferred Stock Equivalent Account as of the dividend payment dates. The number of Stock equivalents to be credited as of each such date shall be determined by dividing the amount of the dividend equivalent by the Market Value of the Stock on the dividend payment date. The Participant's Deferred Stock Equivalent Account shall continue to earn such dividend equivalents until fully distributed if distributed in Stock, otherwise such dividend equivalents shall be earned only until the time of a Participant's Retirement or other termination or the effective date of the commencement of total and permanent disability. At the discretion of the Committee, dividend equivalents may be credited in cash to an account in the Vanguard Prime Money Market Fund after November 1, 2000, instead of converting them to additional Stock equivalents.

      (e) Other conditions of award - Deferrals in the Equity Option are "Other Stock Awards" under the Ralcorp Holdings, Inc. Incentive Stock Plan and are subject to the provisions of that plan in addition to the terms of this Plan.

      (f) Form of distribution - Distributions under this option, including distributions of Company Matching Deferrals, shall be in Stock, with cash for any fractional shares, unless the Committee in its discretion changes the form of distribution to all cash or any other combination of Stock and cash; provided, however, that any distribution by a trust established pursuant to Section 3.1 hereof shall be in the form of cash. The amount of cash to be distributed shall be the number of whole


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            and/or fractional Stock equivalents in each Deferred Stock
            Equivalent Account multiplied by the Market Value on the date of the Participant's Retirement or other termination or the effective date of the determination of total and permanent disability with interest accruing, at the rate described in Section 2.3(a) hereof, from such date of Retirement, other termination or determination of disability until the time of distribution.

      (g) Change in Control - Upon a Change in Control, deferrals into the Equity Option will no longer be permitted and each Deferred Stock Equivalent Account shall be immediately converted into an account in the Vanguard Prime Money Market Fund. The amount of cash to be credited to each such Account shall be equal to the number of whole and/or fractional Stock equivalents in each Deferred Stock Equivalent Account multiplied by the Market Value as of the Change in Control. Each Participant whose Deferred Stock Equivalent Account is hereby converted to a Vanguard Prime Money Market Account shall have the right, at his or her sole discretion, to convert such Account into any other deferral option which may be established pursuant to the Plan or any other deferred compensation plan established by the Company or any successor.

2.3   Short Term Variable Interest Option

      (a) Interest equivalents - Upon approval of a deferral in the Short Term Variable Interest Option, a "Deferred Cash Account" shall be established in the Participant's name. The amount of Compensation being deferred under this option will be credited to this account on or before the Date of Crediting. Interest equivalents on amounts deferred under this option shall be calculated from December 1st of the year of deferral until January of the year following the deferral. At such time the Short Term Variable Interest amount, with interest for such period of deferral at the rate earned under the Vanguard Prime Money Market Fund, shall be paid to the Participant.

      (b) Form of distribution - Distribution under this option shall be in cash; provided, however, that prior to a Change in Control, the Committee in its discretion may, other than with respect to the officers referred to in Section 2.2(f) hereof, change the form to all Stock or a combination of cash and Stock.

2.4 Vanguard Funds- Effective February 1, 2000, the Committee will permit initial deferrals, or transfers from the Equity Option, into a Company Master Account in the following funds managed by the Vanguard Group of investment companies as "Other Investment Options":

                  Vanguard Extended Market Index Fund
                  Vanguard 500 Index Fund
                  Vanguard Small-Cap Index Fund
                  Vanguard Total International Stock Index Fund
                  Vanguard Total Bond Market Index Fund
                  Vanguard Prime Money Market Fund

      A Participant will be permitted to move funds between the various Vanguard Funds on a daily basis by direct contact with Vanguard. Initial transfers of amounts from the Equity Option or the Company Matching Deferral Account into Vanguard Funds will be handled by the Committee.

      The value of each Participant's deferrals under this option will be dependent on the value of the Vanguard funds into which the deferrals were made.


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                          3. Other Governing Provisions

3.1 Company's Obligations Unfunded - All benefits due a Participant or a Beneficiary under this Plan are unfunded and unsecured and are payable out of the general funds of the Company. The Company, in its sole and absolute discretion, may establish a "grantor trust" for the payment of benefits and obligations hereunder, the assets of which shall be at all times subject to the claims of creditors of the Company as provided for in such trust, provided that such trust does not alter the characterization of the Plan as an "unfunded plan" for purposes of the Employee Retirement Income Security Act, as amended. Such trust shall make distributions in accordance with the terms of the Plan.

3.2 Beneficiary Designation - A Participant may file with the Human Resources Department a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to receive, following the death of the Participant, benefits payable under any option of the Plan. The Committee reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to receive any benefits under the Plan, the Committee may determine to recognize only the rights of the legal representative of the Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

3.3 Time of distribution to Participant. All amounts due to the Participant under this Plan shall be payable on the sixtieth day following the Participant's Retirement or other termination, unless at least one year prior to such Retirement or termination, the Participant has made a written request to have the distribution made in either five or ten annual installments. If this request has been made, the first installment will be paid within sixty days of Retirement or termination, and subsequent installments annually thereafter until the full account balance has been distributed. If a Participant makes the installment distribution election, the Participant shall transfer any amounts from the Equity Option and the vested amount of Company Matching Deferrals into any other available investment option under the Plan for the period of installment payments.

      Distributions to Participants found to be totally and permanently disabled shall be made on the sixtieth day following the determination of such disability.

      No amounts shall be payable to a Participant prior to such Participant's Retirement, other termination, or total and permanent disability.

3.4 Distribution upon death. In the event of the Participant's death, all amounts due under the Plan shall be paid to the Beneficiary; but if no beneficiary is designated, then benefits shall be paid to Participant's estate or as provided by law. Distribution in full shall be made on the sixtieth day following the Participant's death.


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3.5   Hardship Withdrawals - The Committee in its sole and absolute discretion may permit withdrawal by a Participant of any amount from his accounts if the Committee determines, in its discretion, that such funds are needed due to serious and immediate financial hardship from an unforeseeable emergency. Serious and immediate financial hardship to the Participant must result from a sudden and unexpected illness or accident of the Participant or a dependent, loss of property due to casualty, or other similar extraordinary and unforeseeable circumstances arising from events beyond the control of the Participant. A distribution based upon such financial hardship cannot exceed the amount necessary to meet such immediate financial need. In addition, the Committee may impose suspensions or other penalties as a condition to such withdrawals.

3.6 Transferability of Benefits - The right to receive payment of benefits under this Plan shall not be transferred, assigned or pledged except by beneficiary designation, will or pursuant to the laws of descent and distribution.

3.7 Address of Participant or Beneficiary - A Participant shall keep the Company apprised of his current address and that of any Beneficiary at all times during his participation in the Plan. At the death of a Participant, a Beneficiary who is entitled to receive payment of benefits under the Plan shall keep the Company apprised of his current address until the entire amount to be distributed to him has been paid.

3.8 Taxes - Any taxes required to be withheld under applicable federal, state or local tax laws or regulations may be withheld from any payment due hereunder.

3.9 Gender - The use of masculine pronouns herein shall be deemed to include both males and females.

3.10 Compliance with Section 16 - Notwithstanding any election made or action taken by a Participant who is subject to Section 16 of the Securities Exchange Act of 1934 ("Section 16") with respect to such Participant's account in the Equity Option, such election or action shall be null and void if any such election or action would subject such Participant to short-swing profit recovery under Section 16.


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